Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN
CHINA TEL GROUP, INC. AND TAY YOUNG LEE

This Executive Employment Agreement ("Agreement") is made as of the 1st day of November 2010, between China Tel Group, Inc., a Nevada corporation (“Company”), and Tay Yong Lee ("Executive").  Company and Executive are also referred to in this Agreement individually and together as a “Party” or the “Parties.”

RECITALS

A.           As a development stage company, the Company has not yet adopted formal employment agreements and incentive based compensation, profit sharing, retirement and other plans designed to attract, retain and reward key executives for attainment of predetermined and objectively measurable short and long range financial and other performance goals of the Company (collectively “Executive Employee Benefit Plans”).  However, it is contemplated that the Company will develop and adopt Executive Employee Benefit Plans similar to those in effect at other publicly held corporations in the United States.

B.           It is contemplated that the Board of Directors of the Company (“Board”) will create a Compensation Committee, which shall have primary responsibility for developing Executive Employee Benefit Plans, and/or for recommending payment of incentive and performance based compensation of executive employees of the Company who are eligible to participate under such plans as the Company may adopt from time to time.

C.           Since the inception of the Company in 2008, the Executive has been providing professional services to the Company in a number of different capacities and, most recently, as the President of the Company.  The President of the Company functions as the Company’s chief executive officer responsible for the overall operational and strategic management of the Company.

D.           Since the inception of the Company in 2008, the Executive has been instrumental in developing and implementing the Company’s business strategies and in developing potential financial investments in the Company and investment opportunities for the Company, through both his significant business acumen and his important business relationships throughout Asia.  The Board has determined that the Executive has performed at an exceptional level during his affiliation with the Company and wants to insure that he is retained as the President and incentivized to continue his exceptional performance into the future.

E.           In consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive and the Company agree to the following terms of the Executive’s employment with the Company:

AGREEMENT

1.           Employment.  The term of this Agreement shall extend from November 1, 2010 ("Commencement Date") until December 31, 2013; provided, however, that the term of this Agreement shall be automatically extended for one additional year on the anniversary of the Commencement Date and on each anniversary thereafter, unless, not less than ninety (90) days prior to each such date, either the Executive or the Company has given notice to the other that it or he does not wish to extend the term of this Agreement.  The term of this Agreement shall also terminate upon any Date of Termination (as defined in Section 4 of this Agreement).  The time period during which this Agreement is in effect, including any extensions, is referred to in this Agreement as the "Term."

2.           Position and Duties.  During the Term, the Executive shall serve as the President of the Company and shall have such powers and duties as are normally inherent in such capacity in publicly held corporations of similar size and character as the Company, or as may, from time to time, be prescribed by the Board; provided, however, that such duties are consistent with the Executive's position or other positions and responsibilities within the Company that the Executive may hold from time to time.  The Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on the Boards of Directors of other companies and entities, with the written approval of the Board, or engage in religious, charitable or other community activities, as long as such services and activities are disclosed to the Board and do not interfere in any material way with the Executive's performance of his duties to the Company as provided in this Agreement.

3.           Compensation and Employment Benefits.  During the Term, the Executive shall be entitled to the following elements of compensation and other employment benefits:

(a)           Base Salary.  During the Term, the Company shall pay the Executive a salary (“Base Salary”) at an annual rate as shall be determined from time to time by the Compensation Committee of the Board, consistent with the general policies and practices of the Company and subject to periodic review, provided, however that in no event shall such annual rate be less than Three Hundred Fifty Thousand Dollars US ($350,000.00).  The Base Salary shall be paid to Executive in twelve (12) equal monthly payments at or about the 1st of each month in the amount of Twenty-Nine Thousand, Six Hundred Sixty-Six Dollars US and Sixty-Seven Cents ($29,166.67).  The Base Salary shall be subject to withholding of taxes under applicable laws and shall be paid in periodic installments in accordance with the payroll practices of the Company applicable to other salaried employees, as in effect from time to time at the Company.

(b)           Cash Bonus Compensation.  The Executive shall be eligible to participate in such cash incentive compensation plans for executives of the Company as may be established by the Board or Compensation Committee to reward attainment by the Company of short and long term performance goals and other criteria, and to receive such bonuses as are determined by the Board or Compensation Committee from time to time on conditions no less favorable than awards made to other senior executive officers of the Company.

(c)           Equity-Based Compensation.  The Executive shall be eligible to participate in such equity-based incentive compensation plans for executives of the Company, as may be established by the Company, and to be awarded as compensation such classes of stock, warrants, and/or options (collectively, “Equities”) as the Company may issue in accordance with such plans and in such amounts as are determined by the Board or the Compensation Committee, from time to time, on conditions no less favorable than awards made to other senior executive officers of the Company.

(d)           Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services pursuant to this Agreement during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)           Retention Bonus Compensation.  The Executive shall receive Sixty-Six Million, Nine Hundred Nine Thousand, Eighty-Eight (66,909,088) shares of the Company’s Series B common stock within thirty (30) business days of the signing of this Agreement.  Such shares are being granted by the Company based upon its desire to retain the Executive to remain with the Company in his current position of President, to continue in that position for the indefinite future and to assume such additional operational and strategic business responsibilities as the Board may determine.

(f)           Other Benefits.  During the Term, the Executive shall be entitled to participate in or receive benefits under any Executive Employee Benefit Plans the Company may hereafter adopt, including, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company for executives of the same or lesser status within the hierarchy of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement on conditions no less favorable than awards made to other senior executive officers of the Company.  Any payments or benefits to which the Executive is entitled under any Executive Employee Plan in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.  Should any such payments or benefits accrue on a fiscal year or other anniversary date (rather than calendar year), then the proration in the preceding sentence shall be on the basis of such alternative measurement of a partial year.

(g)           Vacations.  The Executive shall be entitled to all paid holidays given by the Company to its executives and not less than six (6) weeks of paid vacation time in each calendar year, or such additional time as in the judgment of the Executive, as ratified annually by the Board, does not interfere with the ability of the Executive to fulfill the duties assigned to him.  In this regard, the Parties recognize that the realities of modern communication devices and the extent of travel and entertainment associated with the duties to be assigned to the Executive require flexibility in evaluating the extent to which the Executive is fulfilling duties assigned to him even while on vacation or away from his office.

4.           Termination.  The Executive's employment under this Agreement may be terminated without any breach of this Agreement under the following circumstances:

(a)           Death.  The Executive's employment pursuant to this Agreement shall terminate upon his death.

(b)           Disability.  The Company may terminate the Executive's employment if he is disabled or otherwise unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period.  If any question arises as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification within a reasonable period of time from such request and in reasonable detail by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or otherwise unable to perform the essential functions of the Executive’s then existing position or positions, or how long such disability or inability is expected to continue.  Such certification shall be provided to the Board, which shall determine the extent and duration of the Executive’s disability.  The Executive shall cooperate with any reasonable request of the physician in connection with his report to the Board.  If such question shall arise and the Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on the Executive.  Nothing in this Section 4(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.

(c)           Termination by Company for Cause.  At any time during the Term, the Company may terminate the Executive's employment hereunder for Cause.  For purposes of this Agreement, "Cause" shall mean: (i) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any subsidiary which results in financial or other harm to the Company or any subsidiary; (ii) conviction of the Executive of a felony or other crime involving the personal enrichment of the Executive at the expense of the Company or any subsidiary (unless the Executive’s action or omission occurred in good faith in the reasonable belief that such action was not criminal); or (iii) willful refusal by the Executive to perform to the Board’s satisfaction any significant portion of the Executive's duties and responsibilities as the President of the Company and/or as assigned or delegated under this Agreement (other than any such failure after the Executive gives notice of termination for "Good Reason"), which failure continues without correction for more than thirty (30) days after written notice given to the Executive by the Board.  For purposes of clause (i) of this Section 4. (c), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company and/or its subsidiaries.  Any act or failure to act of the Executive which is criminal in nature, or which involves the knowing violation of any applicable law, shall be deemed “willful.”

(d)           Termination by the Company Without Cause.  At any time during the Term, the Company may terminate the Executive's employment under this Agreement at its sole discretion for any reason and without cause.  Any termination by the Company of the Executive's employment under this Agreement which does not constitute a termination for Cause under Section 4.(c) or result from the death or disability of the Executive under Section 4.(a) or (b) shall be deemed a termination without cause.

(e)           Termination by the Executive for Good Reason.  The Executive may terminate his employment under this Agreement for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following; provided, however, that the Executive shall have given the Company a Notice of Termination within ninety (90) days after the occurrence of the event giving rise for Good Reason and the Company has failed to cure the event of termination within thirty (30) days of its receipt of such Notice of Termination from the Executive:

(i)           The assignment to the Executive on a permanent basis of a material amount of duties which are inconsistent with the Executive’s position; authorities, duties or other responsibilities as contemplated by Section 2 of this Agreement; provided, however that the Executive acknowledges and agrees that a change solely in office or title of the Executive, by itself, shall not automatically constitute Good Reason;

(ii)           A material breach by the Company of any material provision of this Agreement;

(iii)           If one or more Changes in Control of the Company (as defined in Section 6 of this Agreement) occurs prior to the termination of this Agreement, Good Reason for the Executive’s termination of employment shall, in addition to the events listed above, also mean the occurrence, without the Executive’s prior written consent, of any one or more of the following actions taken by the Company or its successor in interest:

(A)           Reduction of the Executive’s Base Salary as in effect immediately before the occurrence of the first Change in Control of the Company or as the Executive’s Base Salary may have been increased from time to time after that occurrence;

(B)           Reduction of the Annual Bonus Opportunity afforded the Executive to a percentage less than that afforded to the Executive under any Executive Employee Benefit Plans as in effect immediately before the occurrence of the first Change in Control of the Company or as such Annual Bonus Opportunity may have been increased from time to time after that occurrence;

(C)           Reduction of the Annual Equity-Based Compensation Opportunity afforded the Executive to a percentage less than that afforded to the Executive under any Executive Employee Benefit Plans as in effect immediately before the occurrence of the first Change in Control of the Company or as such Annual Equity-Based Compensation Opportunity may have been increased from time to time after that occurrence;

(D)           Failure to either: (i) continue in effect or (ii) continue the Executive’s participation on substantially the same basis, both in terms of amount of benefits provided and the level of the Executive’s participation in, any Executive Employee Benefit Plan as existed and in which the Executive was a participant immediately before the occurrence of the first Change in Control of the Company, or any substitute plan adopted from time to time after that occurrence, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) is made with respect to such Executive Employee Benefit Plan;

(E)           Taking any action that would directly or indirectly materially reduce any other non-contractual benefits that were provided to the Executive by the Company immediately before the occurrence of the first Change in Control of the Company or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately before the occurrence of the first Change in Control of the Company;

(F)           Requiring the Executive to perform a majority of his duties outside the Executive’s usual principal office for a period of more than sixty (60) consecutive days or for more than one hundred eighty (180) days in any calendar year; or

(G)           Committing a material breach of any provision of this Agreement or any subsequent written agreement the Executive has or may in the future have with the Company.

(f)           Termination by the Executive Without Good Reason.  At any time during the Term, the Executive may terminate the Executive's employment under this Agreement without Good Reason.  Any termination by the Executive of the Executive's employment under this Agreement which does not constitute a termination for Good Reason under Section 4(d) shall be deemed a termination without Good Reason.

(g)           Notice of Termination.  Except for termination as specified in Section 4(a), any termination of the Executive's employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other Party to this Agreement.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon in terminating the Executive’s employment.

(h)           Date of Termination.  "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated by his disability or other inability to perform his essential job duties, thirty (30) days after determination by the Board that such disability or other inability to perform is of a duration required to be established under Section 4(b); (iii) if the Executive’s employment is terminated by the Company for Cause under Section 4(c) of this Agreement, the date on which Notice of Termination is given or the expiration of any period for cure, whichever is later; or (iv) if the Executive's employment is terminated by either the Company or the Executive under Section 4(d), 4(e) or 4(f) of this Agreement, thirty (30) days after the date on which a Notice of Termination is given.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a different form of termination by the Company for purposes of this Agreement.

5.           Compensation Upon Termination

(a)           Termination Generally.  If the Executive's employment with the Company is terminated: (i) by reason of death; (ii) by reason of disability or other inability to perform his essential job duties; (iii) by the Company for Cause; or (iv) by the Executive without Good Reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements, a reasonable payment for any unused vacation and any vested benefits the Executive may have under any Executive Employee Benefit Plans through the Date of Termination as calculated on a prorated annual basis ("Accrued Benefit").  Such payments shall be made by the Company within sixty (60) days of the Date of Termination.

(b)           Special Rules for Calculating Cash Bonus and Equity-Based Compensation.  Notwithstanding the terms of any Executive Employee Benefit Plans, or the performance standards established by the Compensation Committee for award of Cash Bonus Compensation and/or Equity-Based Compensation on a prospective basis, the prorated portion of such compensation to which the Executive shall be entitled as a result of termination for any reason shall be calculated based on annual amounts the Executive earned on a historical basis as Cash Bonus Compensation (“Termination Year Cash Bonus”) and Equity-Based Compensation (“Termination Year Equity-Based Compensation”), respectively.  Each of the Termination Year Cash Bonus and the Termination Year Equity-Based Compensation shall be calculated separately, but based on the same formula.  For each element of compensation, the element shall be the greater of: (i) the average amount earned by the Executive during the three (3) full years preceding the Date of Termination; or (ii) the amount earned by the Executive in the last full year preceding the Date of Termination (“Formula”).  Each amount so calculated shall be prorated as described in Section 3(e) of this Agreement.  Any Termination Year Equity-Based Compensation shall be payable in cash according to its intrinsic value (as measured for purposes of the Company’s audited financial statements) in lieu of any award of Securities.  Such payment shall be made within sixty (60) days of the Date of Termination of the Executive.

(c)           Termination by Company Without Cause or by Executive With Good Reason.  If the Executive's employment with the Company is terminated by: (w) the Company without Cause or (x) by the Executive with Good Reason, then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit, including the amounts calculated under the special rules described in Section 5(b) of this Agreement, on the conditions that: (y) the Executive delivers a general release of claims in a form and manner satisfactory to the Company ("Release") within ten (10) days of the Date of Termination; and (z) within twenty-one (21) days of the Executive’s receipt of the Release from the Company the Executive does not revoke such Release during a seven (7) day revocation period.  If the Executive has met both conditions, the Company shall pay the Executive the following additional amounts sixty (60) days following the Date of Termination of the Executive:

(i)           Five (5) times the aggregate of the following three elements of compensation:  (1) the Executive’s annual Base Salary (as calculated using the Formula); (2) the Executive’s Termination Year Cash Bonus; and (3) the Executive’s Termination Year Equity-Based Compensation.  Such amount shall be paid out in a lump sum on the first payroll date after the Date of Termination or expiration of the seven (7) day revocation period for the Release, if later.

(ii)           Notwithstanding the terms of any award agreement governing such stock options with respect to termination of employment, the Executive shall continue to vest in Executive's options, in accordance with the governing stock options and all of the terms of those plans shall continue to be in effect, as though Executive had remained an active employee, for twelve (12) months beyond the Date of Termination.

(iii)           The Company shall provide to the Executive health, dental and life insurance on the same terms and conditions, as though the Executive had remained an active employee, for eighteen (18) months beyond the Date of Termination to the extent they existed at the Date of Termination.

(iv)           The Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases determined by the court or arbitrator to involve the initiation of frivolous or bad faith litigation or arbitration by the Executive.

6.           Change of Control.  A “Change of Control” shall mean the occurrence of any one of the following events upon the occurrence of a Change in Control during the Term.  The Company shall pay to the Executive the amounts he would have otherwise received through the remainder of the Term, as set forth in Sections 3(a) (i) and (ii) of this Agreement, had he remained in service throughout that period.  Payment shall be made in a lump sum within thirty (30) days following the occurrence of the Change in Control.  For this purpose, “Change in Control” means and shall be deemed to have occurred:

(a)           if any person (within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, a Related Party or Isaac Organization, Inc., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing thirty-five percent (35%) or more of the total voting power of all the then-outstanding Voting Securities; or

(b)           if a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(c)           upon consummation of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company other than: (i) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than fifty percent (50%) of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction or (ii) any such transaction which would result in a Related Party beneficially owning more than fifty percent (50%) of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(d)           upon consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the transaction.

(e)           For purposes of the foregoing definitions, the following terms shall have the following meanings: (i) “Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors; (ii) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which: (A) if a corporation, fifty percent (50%) or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (B) if a partnership, limited liability company, association or other business entity, fifty percent (50%) or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons shall be deemed to have a fifty percent (50%) or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty percent (50%) or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity; (iii) “Related Party” means: (A) a Subsidiary of the Company; (B) an employee or group of employees of the Company or any Subsidiary of the Company; (C) a trustee or other fiduciary holding Securities under an employee benefit plan of the Company or any majority-owned Subsidiary of the Company; or (D) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities; and (iv) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

7.           Mediation and Arbitration of Disputes.  If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the Parties. The Company shall pay the costs of the mediator.  Each Party shall cooperate fully and fairly with the mediator, and shall in good faith attempt to reach a mutually satisfactory compromise of the Dispute.  If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 7.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), sitting in San Diego County, California, for resolution by a single arbitrator acceptable to both Parties.  If the Parties fail to agree to an arbitrator within ten (10) business days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration.  The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence.  The award of such arbitrator shall be final and binding on the Parties, and may be enforced by any court of competent jurisdiction.  In the event of arbitration to resolve a Dispute, the prevailing Party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing Party involved therein.

8.           Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the Parties hereby consent to the jurisdiction of the San Diego County Superior Court of California State and the United States District Court for the Southern District of California.  Accordingly, with respect to any such court action, the Executive and the Company: (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process; and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.           Integration.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning such subject matter.

10.           Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive's death after his termination of employment, but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11.           Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.           Waiver.  No waiver of any provision hereof shall be effective, unless made in writing and signed by the waiving Party.  The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, to Kenneth L. Waggoner, Executive Vice President Legal, General Counsel and Director of the Company, 12526 High Bluff Drive, Suite 155, San Diego, California USA.

14.           Effect on Other Plans.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company's benefit plans, programs or policies except: (i) as otherwise provided in this Agreement; and (ii) that the Executive shall have no rights to any severance or similar benefits under any severance pay plan, policy or practice.

15.           Amendment.  This Agreement may be amended or modified only by a written instrument signed both by the Executive and by a duly authorized representative of the Company.

16.           Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of California.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

17.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, and such counterparts shall together constitute one and the same document.

18.           Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

19.           Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CHINA TEL GROUP, INC. By /s/ George Alvarez George Alvarez Title: Chief Executive Officer	TAY YONG LEE By: /s/ Tay Yong Lee Tay Yong Lee Title: President